Exhibit 5.1 Stradling Yocca Carlson & Rauth A Professional Corporation 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

December 29, 2023

Expion360 Inc.

2025 SW Deerhound Avenue

Redmond, OR 97756

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Expion360 Inc., a Nevada corporation (the “Company”), of (i) a senior convertible note of the Company due 2024 in the aggregate original principal amount of $2,750,000, issued with a 10% original issue discount (the “Note”), which Note is convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock,” and the shares of Common Stock issuable upon conversion of the Note, the “Conversion Shares”) pursuant to the terms of a Securities Purchase Agreement, dated December 27, 2023 (the “Note Purchase Agreement”), between the Company and 3i, LP, a Delaware limited partnership (the “Note Investor”), (ii) up to $247,500 in newly issued shares of Common Stock (the “Interest Shares”), which may be payable, at the Company’s option and subject to the fulfillment of certain conditions set forth in the Note, to satisfy interest payments under the Note, and (iii) 63,497 shares of Common Stock, issued to the Note Investor as consideration for its commitment to purchase the Note (the “Commitment Shares” and, collectively with the Conversion Shares and the Interest Shares, the “Shares”).The Note and the Shares are being offered and sold pursuant to (i) a currently effective shelf registration statement on Form S-3 (File No. 333-272956) that was originally filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on June 27, 2023 and declared effective by the Commission on July 12, 2023 (the “Registration Statement”), (ii) the base prospectus contained in the Registration Statement (the “Base Prospectus”), and (iii) the prospectus supplement relating to the offering filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”).

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1.        The Note has been duly authorized by the Company. The Note, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Prospectus and the Note Purchase Agreement, will be a validly existing and legally binding obligation of the Company.

2.        The Shares have been duly authorized by the Company. The Shares, when issued and sold in the manner described in the Registration Statement, the Prospectus, the Note Purchase Agreement, and the Note, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to Chapter 78 of the Nevada Revised Statutes, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission as of the date hereof, and further consent to the use of our name under the caption entitled “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the offer and sale of the Note and the Shares pursuant to the Registration Statement and the Prospectus, and may only be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of the federal securities laws. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
Stradling Yocca Carlson & Rauth, P.C.
/s/ Stradling Yocca Carlson & Rauth, P.C.